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                                                                 EXHIBIT 10(o)

                           NEWMONT MINING CORPORATION

                           DIRECTORS' STOCK AWARD PLAN
                  AMENDED AND RESTATED AS OF NOVEMBER 18, 1998

         1. PURPOSE. The Directors' Stock Award Plan ("Plan") is intended to (a) attract and retain highly qualified individuals to serve as directors of Newmont Mining Corporation (the "Company"), (b) increase non-employee directors' stock ownership in the Company and (c) align non-employee directors' financial interests more closely with those of the stockholders of the Company.

         2. PARTICIPANTS. Participants in the Plan shall consist of directors of the Company who are not employees of the Company or any of the Company's subsidiaries. The term "subsidiary" means a corporation more than 50% of the voting stock of which is owned directly or indirectly by the Company.

         3. (a) SHARE AWARDS. On the date of the Annual Meeting of Stockholders of the Company (the "Annual Meeting") in each year, commencing in 1999, each non-employee director of the Company who is elected or re-elected at such Annual Meeting shall receive, for service as a director of the Company previously rendered and to be rendered during the year in which such Annual Meeting is held, shares of Common Stock of the Company (the "Common Stock") in the Determined Amount. If a person who is not an employee of the Company is elected a director of the Company in any year after the Annual Meeting held in such year, then such person shall receive on the effective date of such person's election as a director of the Company, for service as a director of the Company to be rendered during the relevant year, shares of Common Stock in the Determined Amount. The term "Determined Amount" shall mean an amount (rounded down to the nearest whole share) equal to (a) $25,000 divided by (b) the Fair Market Value on the applicable Determination Date. The term "Fair Market Value" of a share of Common Stock as of a given date shall be the average of the high and low sales prices for a share of Common Stock as reported for New York Stock Exchange issues in The Wall Street Journal for such date; provided, however, that if there is no sale of shares of Common Stock reported in The Wall Street Journal for such date, such fair market value shall be the average between the bid and asked prices for a share of Common Stock reported in The Wall Street Journal at the close of trading on such date; provided further, however, that if no such prices are reported for such day, the most recent day for which such prices are available shall be used. In the event that the method for determining the fair market value of a share of Common Stock provided for in the previous sentence shall not be practicable, then such fair market value shall be determined by such other reasonable valuation method as the Company shall, in its reasonable discretion, select and apply in good faith as of the given date. The term "Determination Date" shall mean (a) in the case of a person who is elected a director of the Company at an Annual Meeting, the day immediately preceding the day of such Annual Meeting and (b) in the case of a person who is elected a director of the Company in any year after the Annual Meeting, the day immediately preceding the effective date of such person's election as a director of the Company.



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            (b) A director may forego any award under the Plan for any year by giving irrevocable written notice to such effect to the Secretary of the Company on or before December 31 of the preceding year or, in the case of awards to be made to a person on the effective date of such person's election as a director of the Company, on or prior to such effective date. A director shall not be required to make any payment for any shares of Common Stock issued under the Plan. Subject to Section 6, a director participant in the Plan shall have full beneficial ownership of, and rights and privileges of a shareholder as to awarded shares, including the right to vote and the right to receive dividends.

         4. ADJUSTMENTS. If the outstanding Common Stock shall at any time be changed or exchanged by exchanges of shares, recapitalization, merger, consolidation or other corporate reorganization in which the Company is the surviving corporation, the class of shares thereafter to be issued under the Plan shall be appropriately and equitably adjusted.

         5. SHARES ISSUED UNDER PLAN. Common Stock issued under the Plan shall be newly issued shares.

         6. TRANSFER RESTRICTIONS. The shares of Common Stock received by a participant pursuant to the Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by such participant until the earliest of
(a) the expiration of five years after the date of the receipt of such shares by such participant, (b) the date such participant ceases to be a director of the Company by reason of death or disability, or (c) the later of (x) the date such participant ceases to be a director of the Company for any reason other than death or disability or (y) the expiration of six months after the date of the receipt of such shares by such participant; provided, however, a participant (i) may sell, transfer or assign shares of Common Stock received by such participant pursuant to the Plan to members of his or her immediate family (as defined below) sharing the same household ("Immediate Family Members"), or a trust, partnership, limited liability company, corporation (including a personal holding company) or similar vehicle established solely for the benefit of, or the partners, members or shareholders of which are solely, the participant and/or any such Immediate Family Members (an "Eligible Transferee") or (ii) may direct the Company, by written notice delivered to the Secretary of the Company prior to the date of issuance of any shares of Common Stock that such participant is entitled to receive pursuant to the Plan, to issue such shares in the name of, and to deliver such shares to, an Eligible Transferee of such participant, provided that, in the case of clause (i) or (ii), the foregoing restrictions on transfer shall apply to such Eligible Transferee. The term "immediate family" shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. Upon receiving an award of shares of Common Stock pursuant to the Plan, a participant may be required to represent in writing that such shares are being acquired for such participant's account for investment and not with a view to, or for sale in connection with, the distribution of any part thereof. In addition, the shares of Common Stock received by a participant pursuant to the Plan may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of except pursuant to an available exemption from the registration requirements of the Securities Act of 1933, as amended.


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Certificates for shares delivered under the Plan may include any legend which the Company deems appropriate to reflect any or all of the foregoing restrictions on transfers.

         7. GOVERNMENT AND OTHER REGULATIONS. The obligation of the Company to deliver shares of Common Stock under the Plan shall be subject to all applicable laws, rules and regulations and such approvals by any governmental agencies or regulatory authorities as may be required or be deemed necessary or appropriate by counsel for the Company.

         8. NO RIGHT TO CONTINUE AS DIRECTOR. Nothing contained in the Plan shall be deemed to confer upon any person any right to continue as a director of or to be associated in any other way with the Company.

         9. GOVERNING LAW; AMENDMENTS. The Plan shall be construed in accordance with the law of the State of Delaware and may be amended or terminated at any time by action of the Board of Directors of the Company.



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